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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                December 26, 2006
                Date of Report (Date of earliest event reported)

                        ELECTRONIC CONTROL SECURITY INC.
             (Exact name of registrant as specified in its charter)

        New Jersey                     0-30810                   22-2138196
(State or other jurisdiction     (Commission File No.)          (IRS Employer
     of incorporation)                                       Identification No.)

                   790 Bloomfield Avenue, Building C, Suite 1
                            Clifton, New Jersey 07012


          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (973) 574-8555


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

      On December 26, 2006 Electronic Control Security Inc. (the "Company") and Hyundai Syscomm Corp. ("Hyundai") entered into definitive agreements (the "Definitive Agreements") regarding the transactions described in the Memorandum of Understanding between the parties dated December 7, 2006 (the "MOU"). The MOU was filed as an exhibit to the Company's current report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2006

      Pursuant to the Definitive Agreements, the Company and Hyundai agreed to the following transactions (the "Transactions") to implement the strategic relationship that was contemplated by the MOU:

      o A sub-contract from Hyundai or one of its affiliates to the Company (the "Sub-Contract") to provide commencing during the first calendar quarter of 2007 at least twenty five million dollars ($25,000,000) of purchase orders for security worthy assets (including video surveillance systems) on terms beneficial to both parties on or prior to June 30, 2008.

      o The issuance to Hyundai of a warrant (the "Warrant") to purchase shares of the Company's common stock, par value $0.001 (the "Common Stock"), at $0.01 per share, to purchase up to a number of shares that, when added to Funding Shares (as defined below), equals fifty percent (50%) of the then-outstanding Common Stock, with the vesting of the right to purchase shares subject to the gross profit generated from the Sub-Contract. Under the terms of the Warrant and the Sub-Contract, the Company is to be credited with seventy percent (70%) of such gross profits and Hyundai is credited with thirty percent (30%) of such gross profits (the "Hyundai Gross Profit Allocation"). Until such time as the aggregate Hyundai Gross Profit Allocation exceeds four million dollars ($4,000,000), the Warrant will vest with respect to one share of Common Stock for each fifty-eight cents ($0.58) credited to Hyundai pursuant to the Hyundai Gross Profit Allocation. At such time as the aggregate Hyundai Gross Profit Allocation exceeds four million dollars ($4,000,000), the Warrant will vest with respect to one share of Common Stock for each forty cents ($0.40) credited to Hyundai pursuant to the Hyundai Gross Profit Allocation.

      o The provision by Hyundai to the Company of $1.2 million (the "Repurchase Funding") in order for the Company to repurchase its outstanding Senior Secured Convertible Debentures issued in January 2006. Under the terms of the Repurchase Funding, the Company has issued into escrow 4.8 million shares of its Common Stock (the "Funding Shares") in the name of Hyundai. Upon Hyundai's provision of the Repurchase Funding, 3 million shares will be delivered out of escrow to Hyundai (reflecting a per share purchase price of $0.40), and the remaining 1.8 million shares will be delivered out of escrow to Hyundai at such time as the Company receives purchase orders or other indicia that shall provide the Company's Board of Directors with the comfort, in its sole discretion, that Hyundai is living up to the terms of the Sub-Contract. In the event that the Repurchase Funding is not provided on or before January 15, 2007, for any reason, the Company shall have the unilateral right to terminate the agreements with respect to the Repurchase Funding and the issuance of the Funding Shares; provided that, under such circumstances, the agreements relating to the Sub-Contract and the Warrant shall remain in full force and effect.

      The provision of the Repurchase Funding is contingent upon certain customary closing conditions including, among other things, the consent of the holders of the convertible debentures to its proposed repurchase of such securities and release of the lien previously granted as security for payment.

      Pursuant to the Definitive Agreements, the parties also entered into a registration rights agreement pursuant to which Hyundai was granted certain "demand" and "piggyback" registration rights. In connection therewith, Hyundai agreed not to exercise its registration rights, or sell any of the shares of Common Stock acquired pursuant to the Transactions, prior to June 22, 2007, without the prior written consent of the Company (not to be unreasonably withheld). Also in connection with the Definitive Agreements, Hyundai provided Arthur Barchenko, the Company's President and Chief Executive Officer, with a revocable proxy with respect to the voting of such shares.

      The foregoing description is qualified in its entirety by the Definitive Agreements, copies of which have been filed as exhibits hereto.

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ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements.

None.

(b) Pro Forma Financial Information.

None.

(c) Exhibits.

99.1 Stock Purchase Agreement, dated as of December 22, 2006, by and between the Company and Hyundai.

99.2 Sub-Contract Agreement, dated as of December 22, 2006, by and between the Company and Hyundai.

99.3 Stock Purchase Warrant, dated as of December 22, 2006, issued by the Company in favor of Hyundai.

99.4 Registration Rights Agreement, dated as of December 22, 2006, by and between the Company and Hyundai.

99.5 Escrow Agreement, dated as of December 22, 2006, by and among the Company, Hyundai, and Hirshfield Law, as Escrow Agent.

99.6 Voting Agreement and Proxy Coupled with an Interest, by and among Hyundai and Arthur Barchenko.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.


Date: January 2, 2007             ELECTRONIC CONTROL SECURITY INC.

                                  By: /s/ Arthur Barchenko
                                      Arthur Barchenko,
                                      Chief Executive Officer
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